TIEDEMANN WEALTH MANAGEMENT, LLC

CODE OF ETHICS

NOVEMBER 2012

1.		INTRODUCTION	1
2.		DEFINITIONS	1
3.		GENERAL STANDARDS	2
4.		INSIDER TRADING	2
5.		PERSONAL INVESTING POLICIES AND PROCEDURES	3
	A.	Restrictions.	3
		General.	3
		Reportable Securities – Purchases and Sales.	3
		Preclearance.	3
		Private Placements, Limited Offerings and IPOs.	3
	B.	Exceptions From Reporting Provisions.	4
	C.	Reporting.	4
		Duplicate Copies of Broker's Confirmations and Account Statements.	4
		Initial and Annual Statement of Securities Holdings.	4
		New Accounts.	4
		Quarterly Statement of Securities Transactions.	4
	D.	Transactions Subject to Review.	4
6.		RECORDKEEPING	4
7.		OVERSIGHT OF CODE OF ETHICS	5
	A.	Acknowledgment.	5
	B.	Distribution.	5
	C.	Review of Transactions.	5
	D.	Sanctions.	5
	E.	Third Party Reports	5
	F.	Authority to Lift Prohibitions or Exempt Transactions.	5
	G.	Disclosure.	5
	H.	Suspected Violations.	5
8.		CONFIDENTIALITY	5

END OF TABLE OF CONTENTS

1.	INTRODUCTION

This Code of Ethics (“Code”) has been adopted by Tiedemann Wealth Management, LLC (“TWM”) in recognition of its fiduciary duty to its clients and desire to maintain high ethical standards. The Code’s purpose is to alert persons associated with TWM of their responsibilities with respect to transactions which involve the possession of material, non-public information and the existence of possible conflicts of interest.  High ethical standards are essential for TWM’s success and to maintain the confidence of TWM clients.  TWM’s business interests and the provisions of this Code are based on adherence to the following:

•	TWM personnel must place the interests of clients first;

•	TWM personnel must act honestly and fairly in all respects in dealings with clients;

•	TWM personnel must comply with applicable laws and regulations governing their activities; and

•	TWM personnel must conduct securities transactions consistent with this Code to avoid actual or perceived conflicts of interest or abuse of an individual’s position of trust and responsibility.

Adherence to this Code is a condition of employment with TWM.  Every person subject to this Code must read, acknowledge, retain and comply with this Code.  If you question the propriety of any activity, or have questions, consult with TWM’s Chief Compliance Officer.

2.	DEFINITIONS

1.
Access Person means (i) any partner, officer, director, manager, member or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser and (ii) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

2.	TWM means Tiedemann Wealth Management, LLC.

3.	Client includes all clients of, and investment funds managed or advised by, TWM.

4.	CCO means TWM’s Chief Compliance Officer.

5.	Employee means each employee of TWM.

6.
Beneficial ownership includes direct or indirect ownership of an asset.  Indirect ownership includes any contract, arrangement, relationship or otherwise, wherein a person has or shares a direct or indirect financial interest in an asset other than the receipt of an advisory fee.

7.	Personal Account means any account which can hold a Reportable Security (defined below) wherein an Employee has any beneficial ownership. A Personal Account includes an account maintained by or for:

•	An Employee's spouse (other than a legally separated spouse) and minor children;

•	Any immediate family members who live in the Employee’s household;

•
Any persons to whom the Employee provides primary financial support and either (i) whose financial affairs the Employee controls, or (ii) for whom the Employee provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Employee has a 25% or greater beneficial interest, or in which the Employee exercises effective control.

8.
Reportable Security means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, exchange traded funds, closed-ended registered funds, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

a.	The term “Reportable Security” does not include:

i.	Direct obligations of the Government of the United States;

ii.	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

iii.
Shares issued by open-ended registered funds other than those advised by TWM or whose adviser or principal underwriter controls TWM, is controlled by TWM, or is under common control with TWM (each an “Affiliated Mutual Fund”).

3.	GENERAL STANDARDS

All persons subject to the Code must specifically comply with the applicable provisions of the Investment Advisers Act of 1940, as amended (“Advisers Act”) and the Investment Company Act of 1940, as amended (“1940 Act”), and other applicable federal securities laws.  No person subject to the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by any Client, shall:

•	employ any device, scheme or artifice to defraud any Client;
•
make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading or in any way mislead the Client regarding a material fact;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Client;
•	engage in any manipulative practice with respect to any Client; or
•	engage in any transaction in a security while in possession of material nonpublic information regarding the security or the issuer of the security (see Insider Trading, below).

Persons covered by this Code must adhere to its general principles as well as comply with the Code’s specific provisions. Technical compliance with the procedures does not automatically insulate from scrutiny trades which show patterns of abuse of fiduciary duties owed to Clients.  In addition, a violation of the general principles of the Code may constitute a punishable violation of the Code.

4.	INSIDER TRADING

It is a violation of securities laws for an Access Person to recommend to clients a transaction in a security or its derivatives, or to purchase or sell a security or its derivatives for the account of the Access Person, the Access Person's spouse, children, others supported by the Access Person or any account beneficial to any of the above, when the Access Person is in possession of material, non–public information. This may take several forms:

•
Information about events or circumstances relating to a company's assets or earning power, which is known only to corporate management and its confidants, and which can reasonably be expected to materially affect the market price of the company's stock ("inside information"), e.g., information from a director that the company will cut its dividend.

•	Information about restructuring, tender offers, takeovers, or proxy fights.

•
Information about events or circumstances which affect the market for a company's securities but which do not affect the company's assets, earning power or other material corporate events ("market information"), e.g., information that a security will be favorably mentioned in an upcoming newsletter, article or research report.

Material information has been considered to be public if it has been disseminated to the public in the national press, the wire services or reported in an SEC filing. The source of the information and the circumstances under which it was obtained are important factors in determining whether trading in the subject security (or its derivatives) is permissible.

It is never permissible to trade on the basis of, or while in possession of, inside information. Harsh civil penalties (treble damages) and criminal penalties (imprisonment and fines) may result, in addition to self–regulatory discipline (a bar from employment in the industry). Trading on the basis of material non-public market information is an uncertain and evolving subject in securities law. Please consult the Compliance Department whenever you have questions or concerns.

5.	PERSONAL INVESTING POLICIES AND PROCEDURES

A.	Restrictions.

General.  Each Access Person must ensure transactions in Personal Accounts are not subject to restrictions in this Code or prohibited by law.

Reportable Securities – Purchases and Sales.  Employees may transact in an exchange-traded fund (ETF) or closed-ended fund (CEF) without preclearance provided no discretionary Client account holds the ETF or CEF in question or, if a discretionary Client account holds the ETF or CEF in question, the current Net Assets or Market Capitalization of the ETF or CEF in question is above $1 Billion.  If a discretionary Client account holds the ETF or CEF in question and the current Net Assets or Market Capitalization of the ETF or CEF in question is below $1 Billion, then transactions in the ETF or CEF must be precleared as described below.

Employees may purchase and sell shares of any Affiliated Mutual Fund without preclearance.

Employees may purchase and sell securities issued by any publicly traded company without preclearance subject to the following restrictions:

•	Securities purchased pursuant to this paragraph must be held for a minimum of 30 calendar days prior to any sale.

•	The security does not appear on the “Restricted Securities List” which is maintained by the Compliance Department and made available on SpringCM.

•	No employee may purchase any security issued by a Master Limited Partnership.

•
Purchases or sales of any security issued by one of the companies that issues the securities which comprise the top twenty five holdings of any registered investment company advised by Tiedemann must be precleared by the CCO as described below.

Purchases of other types of Reportable Securities are prohibited except as noted below.  Short sales and transactions in options are prohibited.

Preclearance.  Prior to effecting certain transactions, employees must obtain prior written approval from the Complaince Department. A transaction will be precleared if it complies with this Code and is not adverse to Client interests.  The Preclearance Form (Appendix B) must be completed and submitted in advance of the transaction and any preclearance will be valid for 24 hours, except as noted below.

For a transaction in an ETF or CEF which requires preclearance, preclearance will be granted provided the number of shares involved in a transaction does not exceed a threshold equal to 1% of the monthly average volume of trading in the ETF or CEF in question.  The employee must provide a printout of the monthly average volume of trading with their Preclearance Form.  This threshold is applied to an employee’s daily transactions, so if an employee wishes to transact in a number of shares which exceeds the threshold, the employee must effect transactions in a number of shares at or below this threshold on subsequent days until, cumulatively, they’ve achieved their goal. In such circumstances, a preclearance will be considered continuous until the employee meets this goal.

Private Placements, Limited Offerings and IPOs.  Access Persons may not acquire Beneficial Ownership in initial public offerings, private placements or limited offerings without preclearance.  In granting preclearance, the Compliance Department will consider if the opportunity is best reserved for Clients and if it is offered to an Access Person solely by virtue of their position with TWM.  The Preclearance Form should be submitted to obtain prior approval for all acquisitions of initial public offerings, private placements or limited offerings except the private investment funds managed by TWM or its affiliates.

B.	Exceptions From Reporting Provisions.

The following are excepted from the reporting requirements:

•	Transactions that are non-volitional on the part of the Access Person;

•	Transactions in securities that are not Reportable Securities; and

•	Transactions effected in accounts over which the Access Person has no influence or control.

C.	Reporting.

Duplicate Copies of Broker's Confirmations and Account Statements.  Subject to the foregoing, employees must direct their brokers, custodians or persons managing a Personal Account to supply:

•	duplicate trade confirmations within 30 days after any transaction, or

•	periodic statements.

Initial and Annual Statement of Securities Holdings.  Within 10 days of becoming an Access Person and annually thereafter (as of December 31), Access Persons shall submit a holdings report.  The form of holdings report is attached hereto as Appendix A.

New Accounts.  On opening a Personal Account, Access Persons must submit written notification to the CCO.  Such notification must include the name of the broker, dealer or bank with whom the Access Person established the account, the date the account was established and the date the Access Person is submitting the notification.  The written notification must be received no later than 30 days after the close of the calendar quarter in which the Personal Account was opened and can be included with a Quarterly Statement of Securities Transactions, discussed below.

Quarterly Statement of Securities Transactions.  As indicated above, employees must arrange for duplicate Personal Account statements or transaction confirmations to be sent directly to the CCO on at least a quarterly basis.  Access Persons other than employees may fulfill their reporting obligations hereunder by making similar arrangements.  Regardless of whether an Access Person is an employee, if transactions in Reportable Securities are not reported on such duplicate statements or transaction confirmations received by the CCO, those transactions must be reported at least quarterly to the CCO no later than 30 days after the end of a quarter.

At a minimum, account statements, confirmations or quarterly statement must contain:

•
The date of any transactions, the title, and as applicable the exchange, ticker symbol or CUSIP number, interest rate and maturity date (if applicable) , number of shares, and principal amount of each reportable security involved;

•	the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);
•	the price of the security at which the transaction was effected;
•	the name of the broker, dealer, or bank with or through which the transaction was effected; and
•	the date the access person submits the report.

D.	Transactions Subject to Review.

Securities transactions reported on confirmations, statements or holdings statements are compared to Client transactions, Preclearance Forms and other information to ensure compliance with this Code.

6.	RECORDKEEPING

The CCO will keep, in an easily accessible place for at least five years: copies of this Code, confirmations, statements, names of Access Persons, lists of Personal Accounts, Initial and Annual Statements of Securities Holdings, Quarterly Statements of Securities Transactions (including Personal Account statements or transaction confirmations provided in lieu thereof), pre-clearances, records of violations, actions taken as a result of violations, acknowledgments and memoranda relating to the Code’s administration. Such records may be kept electronically and shall otherwise be maintained in accordance with Rules 204-2 under the Advisers Act and Rule 17j-1(f) under the 1940 Act.

7.	OVERSIGHT OF CODE OF ETHICS

A.	Acknowledgment.

Employees acknowledge receipt, understanding and compliance of this Code by signing their initial and quarterly holdings reports.

B.	Distribution.

The CCO distributes this Code to Employees and TWM personnel on an annual basis.  The CCO also distributes this Code to persons who become subject to the Code and also distributes any amendments.

C.	Review of Transactions.

An Employee's transactions in a Personal Account are regularly reviewed and compared to Client transactions.  Transactions in violation of this Code are promptly reported to TWM management.  Tiedemann Trust Company’s Chief Compliance Officer reviews the CCO’s transactions and preclearance requests.

D.	Sanctions.

Upon determining a violation has occurred, TWM’s management may impose such sanctions or remedial actions deemed appropriate or required by law.  Sanctions may include disgorgement of profits, suspension from employment or termination of employment.  Employees are reminded that TWM has reporting obligations to certain regulators and other governmental authorities and may, in some instances, be required to divulge a person’s misconduct and TWM’s subsequent responses.

E.	Third Party Reports

On an annual basis, the CCO shall prepare a written report describing any issues arising under this Code, including information about any material violations of the Code or its underlying procedures and any sanctions imposed due to such violations and submit the same to the Trust for Professional Manager's ("TPM") Chief Compliance Officer for review by the TPM Board of Trustees.

On an annual basis, the CCO shall certify to the TPM Board of Trustees that TWM has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code

F.	Authority to Lift Prohibitions or Exempt Transactions.

The CCO may exempt any person or transaction from any provision(s) of this Code if such exemption is not against a Client’s interests and is in accordance with applicable law.  The CCO prepares a written memorandum describing the circumstances and reasons for any exemption.

G.	Disclosure.

The CCO will deliver a copy of this Code to a Client or prospective Client on request.

H.	Suspected Violations.

Employees must report suspected Code violations to the CCO.

8.	CONFIDENTIALITY

All reports and other information filed pursuant to this Code are confidential as required by law.

Appendix A

TIEDEMANN WEALTH MANAGEMENT

HOLDINGS REPORT

This is:          ☐ an Initial or Annual Holdings Report
☐ a Quarterly Holdings Report

INSTRUCTIONS:

1.
For an Initial or Annual Holdings Report, you must list all Reportable Securities in which you have any Beneficial Ownership.  If you have only one Personal Account, you may attach a statement in lieu of writing the Reportable Securities below.  If you have multiple Personal Accounts, you must list each Reportable Security.  Also, list all Personal Accounts, reporting the name of the broker/bank holding the account and the account number.  Use additional sheets if necessary.

2.	The information in any Holdings Report must be as of a date no more than 45 days prior to the date the report is submitted.
3.	You must sign the report even if your statements/confirmations go to the CCO or there are no changes since your last report.

Either:	☐	I have no Personal Accounts or transactions in Reportable Securities to report.

Or:
Name of Security	Ticker Symbol or CUSIP Number	Number of Shares or Principal Amount	Type of Security	Name of Broker, Dealer, Bank or Other Party Holding Account Or Effecting Securities Transaction	Account Number

I certify receipt, understanding and compliance with the Code of Ethics and affirm that I have not effected any securities transactions based on information supplied by a third party manager employed by Tiedemann.

Date:                                      Signature:                                                                                             Name:

Appendix B
TIEDEMANN WEALTH MANAGEMENT

PRECLEARANCE REQUEST

This is:          ☐ Reportable Securities Transaction
☐ Transaction in a Private Investment Fund or
                              Limited Offering

Employee Name:

Date:
Name of Broker/Bank holding account:

Account Number (if any):

Security Name:  (include ticker/cusip as applicable)

Number of shares/units:

Current dollar value:  $

Transaction Type (describe: purchase or sale, put call, etc.)

For transactions in ETF’s & Closed-End Funds held in accounts of our clients or our funds, please provide:

•	Market Cap/Net Assets _____________________________

If the above Market Cap/Net Assets is under $1billion, provide the average trading volume and a separate printout of the data source:

•	Average Trading Volume ____________________________

The information herein is accurate and complete and my trading is not based on material nonpublic information.  I understand pre-clearance is in effect for only 24 hours from the time of the CCO's signature.

____________________________________________________
   Employee Signature

____________________________________________________                                                                      _______________________
   Chief Compliance Officer Signature                                                                                                                                Date